EXHIBIT 14



                  SENTRY TECHNOLOGY CORPORATION & SUBSIDIARIES
                                 CODE OF ETHICS

                          Adopted as of March 15, 2004


GENERAL PHILOSOPHY

This Code of Ethics sets forth the principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors and with each other. Sentry Technology Corporation is committed to conducting business in an ethical and legal manner. Our directors, employees, agents and representatives are expected to act in accordance with the highest ethical and legal standards in all aspects of their business activities.

The principles described in this Code apply to all directors, officers and employees of Sentry Technology and its subsidiaries (hereinafter referred to as the "Company"). These principles are not intended to be a complete list of ethical and legal issues a director, officer or employee might face in the course of his/her business activities. Therefore, it is intended that these principles are to be applied using common sense and reasonable business judgment. These principles and standards of conduct apply in all countries where the Company conducts business.

It is the Company's policy to conduct its business with the highest standards of integrity and in accordance with all applicable laws and regulations. Employees are expected to deal fairly and honestly with each other as well as with our vendors, customers and other third parties.

This Code neither constitutes nor should be construed to constitute a contract of employment for a definite term or a guarantee of continued employment.


PRINCIPLES

Conflicts of Interest

All directors, officers and employees of the Company should avoid any action or interest that conflicts or gives the appearance of a conflict with the Company's interests. A "conflict of interest" exists whenever an individual's personal interests interfere or appear to interfere with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company. Directors, officers and employees are expected to avoid all situations that might lead to an actual or apparent conflict of interest. Conflicts of interest may not always be identifiable, so if a question arises, an officer or employee should consult with higher levels of management. Any director, officer or employee who becomes aware of an actual or apparent conflict involving an officer or employee is required to bring it to the attention of a supervisor, manager or other appropriate personnel. Any director who becomes aware of an actual or apparent conflict involving themselves or another director should disclose the conflict to the Board of Directors.


Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company's assets and ensure their efficient and proper use. Permitting the Company's property, including electronically transmitted and stored data and computer resources, to be damaged, lost or used in an unauthorized manner is strictly prohibited.


Corporate Opportunity

Directors, officers and employees are prohibited from (a) taking for themselves personal opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

Confidentiality

Directors, officers and employees must maintain the confidentiality of non-public information entrusted to them by the Company or its customers or vendors, except when disclosure is specifically authorized by applicable law, rule or regulation. Confidential information includes all non-public information that might be of use to competitors of the Company or harmful to the Company, its customers, vendors or employees if disclosed.

Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company's customers, vendors, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

PUBLIC COMPANY REPORTING

As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission, governmental and other regulatory agencies and other public communications be accurate and timely. Depending on their position with the Company, a director, officer or employee may be required to provide necessary information to assure that the Company's public reports are complete, accurate and understandable. The Company expects directors, officers and employees to take this responsibility very seriously and to provide prompt and accurate information related to the Company's public disclosure requirements.

Financial Statements and Other Records

All of the Company's books, records, accounts and financial statements must appropriately reflect the Company's transactions in accordance with generally accepted accounting principles and conform to applicable legal requirements and to the Company's system of internal controls as well as its disclosure controls and procedures. Records should always be retained or destroyed according to the Company's record retention policies.

Complying with Laws, Rules, Regulations, Policies and Procedures

All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, rules and regulations of federal, state and local governments and other appropriate regulatory agencies and the policies and procedures of the Company that apply to them in their position with the Company. Employees are responsible for talking to their supervisor to determine which laws, rules, regulations, policies and procedures apply to their position and what training is necessary to understand and comply with them.



Securities Law Compliance

It is unethical and illegal for a director, officer or employee to place a purchase or sell order or recommend that another person place a purchase or sale order in the stock of Sentry Technology Corporation when they have knowledge of material information concerning the Company that has not been disclosed to the public. In addition, it is unethical and illegal for a director, officer or employee to place a purchase or sell order or recommend that another person place a purchase or sell order in the securities of another corporation, if they learn in the course of their employment or position as director of the Company, confidential information about the corporation that is likely to affect the value of those securities. Any questions concerning the propriety of participating in a Sentry Technology Corporation or another corporation stock or other security transaction should be directed to the Company's Chief Financial Officer.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR, ACCOUNTING, AUDITING AND FINANCIAL REPORTING COMPLAINTS

Complaints of Illegal or Unethical Behavior

Directors, officers and employees who suspect or know of violations of the Code of Ethics or illegal or unethical business or workplace conduct, including actions or failures to act, by directors, officers or employees are required to promptly report (anonymously or otherwise) the violation or conduct to their supervisor, superiors or other representative of the Company in light of the circumstances. If the individual to whom such information is conveyed is not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee may contact the Company's Chief Executive Officer or Chief Financial Officer. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact any member of the Board of Directors of the Company. Such submissions may be directed to the attention of the Board of Directors at the principal executive offices of the Company or the principal place of business of the individual director. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law.

Accounting, Auditing and Financial Reporting Complaints

The Company's policy is to comply with all applicable controls, financial reporting regulations and generally accepted accounting principles. Directors, officers or employees of the Company having unresolved concerns or complaints regarding questionable accounting, auditing or financial reporting matters of the Company may submit (anonymously or otherwise) those concerns or complaints to the Company's Chief Financial Officer. Subject to its legal duties, the Company will treat such submissions confidentially. Such submissions may be directed to the attention of the Board of Directors and/or the Chief Financial Officer at the principal executive offices of the Company or the principal place of business of the individual director.

Non-Retaliation

All concerns or complaints of violations under this Code of Ethics or other known or suspected illegal or unethical conduct will be promptly investigated and appropriate action taken. No director, officer or employee expressing concerns or complaints will be subject to any disciplinary or other adverse action by the Company absent making a knowingly false report.

AMENDMENT, MODIFICATION AND WAIVER

This Code of Ethics may only be amended or modified by the Board of Directors of Sentry Technology Corporation. Waivers of the Code of Ethics may only be granted by the Board of Directors of Sentry Technology Corporation Waivers of the Code of Ethics and reasons for the waiver will be promptly disclosed as required by the Securities Exchange Act of 1934 and the rules thereof, and the applicable rules of any exchange upon which any of the Company's securities are listed. In addition, amendments and modifications to the Code of Ethics will be promptly disclosed to the Company's shareholders.


CODE OF ETHICS ADHERENCE

All directors, officers and employees are required to adhere to the Code of Ethics. Any failure to adhere to the Code of Ethics may result in disciplinary action, up to and including termination of employment or the director's position with the Company. Violations of the Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the director, officer or employee and /or the Company.

Adherence to the Code of Ethics will be closely monitored by the Company. The Company will retain a record of all concerns and complaints and the results of its investigations for a period of four years.